Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zürich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS THIRD QUARTER 2009 NET INCOME

OF $494 MILLION; OPERATING INCOME OF $701 MILLION, UP 39%;

BOOK VALUE, UP 30% YEAR TO DATE, AT ALL-TIME HIGH

ZURICH, Switzerland, October 27, 2009 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended September 30, 2009, of $1.46 per share, compared with $0.16 per share for the same quarter last year.(1) Income excluding net realized gains (losses) was $2.07 per share, compared with $1.50 per share.(2) Net realized and unrealized gains after tax were $1.4 billion for the quarter. Book value increased $2.2 billion during the quarter, up 13% from June 30, 2009. Book value per share now stands at $55.71. Annualized return on average equity was 15.9%.(3) The property and casualty (P&C) combined ratio was 88.1%.

Third Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2009	2008	Change	2009	2008	Change
Net income	$494	$54	815%	$1.46	$0.16	813%

Net realized gains (losses), net of tax	(207)	(450)	—	(0.61)	(1.34)	—

Income excluding net realized gains (losses), net of tax (2)	$701	$504	39%	$2.07	$1.50	38%

Net income for the nine months ended September 30, 2009, was $4.73 per share, compared with $3.45 per share for 2008. For the nine months ended September 30, 2009, income excluding net realized gains (losses) was $6.16 per share, compared with $5.81 per share for 2008. The P&C combined ratio for the nine months ended September 30, 2009, was 87.8%. Book value increased $4.3 billion, up 30% during the nine months ended September 30, 2009.

Nine Months Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2009	2008	Change	2009	2008	Change
Net income	$1,596	$1,177	36%	$4.73	$3.45	37%

Net realized gains (losses), net of tax	(480)	(790)	—	(1.43)	(2.36)	—

Income excluding net realized gains (losses), net of tax	$2,076	$1,967	6%	$6.16	$5.81	6%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had an excellent third quarter with all divisions of the company performing well and contributing to results. Our book value grew 13% in the quarter, 30% for the year, and stands at an all-time high. After-tax operating income increased 39% from the same period last year, and our return on equity was 16%.

“Our P&C combined ratio was 88.1% and benefited from positive prior period reserve development and light catastrophe losses in the period. Excluding those items, our current accident year combined ratio for the quarter and the year was 93.3% and 91.4%, respectively – again, an excellent result. In addition, as a result of our underwriting discipline, while we sacrificed some growth, we achieved positive rate change in the quarter of about 2%.

“Premium revenue growth was impacted in the quarter by recessionary conditions, a strong U.S. dollar and a competitive insurance market. Growth in the period benefited, however, from customers seeking ACE’s strong balance sheet as well as our broad product portfolio and global presence. By the nature of some of our businesses, growth can be volatile quarter to quarter, but more stable when viewed over a longer period of time. In fact, we expect meaningfully stronger revenue growth in the fourth quarter regardless of foreign exchange.”

Other operating highlights for the quarter ended September 30, 2009, were as follows (1)

•	Net premiums written and earned decreased 4% and 6%, respectively. Excluding the impact of foreign exchange, net premiums written and earned were flat and decreased 3%, respectively.

•	The P&C combined ratio was 88.1% compared with 97.9%. The P&C combined ratio year-to-date was 87.8% compared with 90.4%.

•	Favorable prior period development pre-tax was $203 million compared with $277 million in 2008.

•	P&C pre-tax underwriting income increased to $359 million compared with $66 million.

•	Catastrophe losses were $45 million compared with $411 million.

•	Operating cash flow was $1 billion.

•

Net loss reserves increased $344 million. Excluding foreign exchange valuation, net loss reserves increased $135 million. Year-to-date net loss reserves increased $923 million. Excluding foreign exchange valuation, net loss reserves increased $429 million.

•	Net investment income decreased 2% to $511 million. Invested assets increased 7% to $46.7 billion.

•	Return on average equity was 15.9%.(3) Year-to-date return on average equity was 16.7%.

•	Book value per share(4) increased 13% from $49.27 at June 30, 2009, to $55.71, while it increased 29% from December 31, 2008.

Page 2/7

•	Tangible book value per share(4) increased 17% from $38.10 at June 30, 2009, to $44.49, while it increased 39% from December 31, 2008.

•

Net realized and unrealized gains after tax from our investment portfolio totaled approximately $1.7 billion. Net realized losses from derivative accounting related to the guaranteed minimum income benefits (GMIBs) of our life reinsurance business, net of associated hedges, were approximately $209 million. As the company’s credit spreads improved, derivative accounting required an increase in our fair value liability due to our increased ability to pay. There was also an impact due to lower interest rates.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended September 30, 2009, include:

•	Insurance-North American: Net premiums written decreased 6%. Excluding the impact of prior year crop insurance, net premiums written were flat. The combined ratio was 91.3% compared with 104.1%.

•	Insurance-Overseas General: Net premiums written decreased 7%. Adjusting for the impact of foreign exchange, they increased 2%. The combined ratio was 87.4% compared with 89.9%.

•	Global Reinsurance: Net premiums written increased 18%. The combined ratio was 58.5% compared with 91.5%.

•	Life: Net premiums written increased 7%. Life underwriting income increased 12% to $95 million.

Please refer to the ACE Limited Financial Supplement dated September 30, 2009, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/irol/10/100907/fin_supp_september 30 2009.xls.

ACE will host its third quarter earnings conference call and webcast on Wednesday, October 28, 2009, beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-359-3610 (within the United States) or 719-457-2605 (international); passcode 2934041. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 2934041.

The ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

(1)	All comparisons are with the same periods last year unless specifically stated.

(2)	Non-GAAP Financial Measures:

Operating income or income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially-owned entities because the amount of these gains (losses) do not relate to their respective operations.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

See reconciliation of Non-GAAP Financial Measures on page 26 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

Page 3/7

(3)

Calculated using income excluding net realized gains (losses) less perpetual preferred securities divided by average common shareholders’ equity for the period. To annualize a quarterly rate, multiply by four.

(4)

Book value per common share is common shareholders’ equity divided by the shares outstanding. Tangible book value per common share is common shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to revenue growth and company performance reflect the company’s current views and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, matters described could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments and settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

Page 4/7

ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30 2009	December 31 2008
Assets
Investments	$45,921	$39,715
Cash	742	867
Insurance and reinsurance balances receivable	3,626	3,453
Reinsurance recoverable on losses and loss expenses	13,689	13,917
Other assets	13,843	14,105

Total assets	$77,821	$72,057

Liabilities
Unpaid losses and loss expenses	$37,871	$37,176
Unearned premiums	6,369	5,950
Other liabilities	14,848	14,485

Total liabilities	59,088	57,611

Shareholders’ equity
Total shareholders’ equity	18,733	14,446

Total liabilities and shareholders’ equity	$77,821	$72,057

Book value per common share (4)	$55.71	$43.30

Page 5/7

ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Gross premiums written	$5,005	$5,220	$14,657	$14,922
Net premiums written	3,155	3,276	9,994	10,028
Net premiums earned	3,393	3,609	9,853	9,977

Losses and loss expenses	1,885	2,369	5,522	5,843
Policy benefits	79	91	256	243
Policy acquisition costs	567	581	1,571	1,618
Administrative expenses	451	457	1,325	1,293

Underwriting income (2)	411	111	1,179	980

Net investment income	511	520	1,519	1,541
Net realized gains (losses)	(223)	(510)	(569)	(989)
Interest expense	60	68	169	176
Other income (expense)	(51)	(6)	(44)	104
Income tax expense	94	(7)	320	283

Net income	494	54	1,596	1,177
Preference share dividend	—	—	—	(24)

Net income available to holders of common shares	$494	$54	$1,596	$1,153

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$2.07	$1.50	$6.16	$5.81
Net income	$1.46	$0.16	$4.73	$3.45

Weighted average diluted shares outstanding	338.4	335.3	337.1	334.5

Loss and loss expense ratio	58.2%	69.5%	58.7%	61.5%
Policy acquisition cost ratio	16.7%	16.3%	16.0%	16.3%
Administrative expense ratio	13.2%	12.1%	13.1%	12.6%
Combined ratio	88.1%	97.9%	87.8%	90.4%

Page 6/7

ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Gross Premiums Written
Insurance - North American	$2,730	$2,987	$7,472	$7,886
Insurance - Overseas General	1,677	1,678	5,080	5,332
Global Reinsurance	215	174	953	791
Life	383	381	1,152	913

Total	$5,005	$5,220	$14,657	$14,922

Net Premiums Written
Insurance - North American	$1,374	$1,461	$4,220	$4,332
Insurance - Overseas General	1,203	1,293	3,795	4,081
Global Reinsurance	206	174	894	788
Life	372	348	1,085	827

Total	$3,155	$3,276	$9,994	$10,028

Net Premiums Earned
Insurance - North American	$1,467	$1,583	$4,319	$4,302
Insurance - Overseas General	1,317	1,425	3,747	4,087
Global Reinsurance	247	257	726	777
Life	362	344	1,061	811

Total	$3,393	$3,609	$9,853	$9,977

Income Excluding Net Realized Gains (Losses) (2)
Insurance - North American	$299	$153	$927	$789
Insurance - Overseas General	233	252	632	787
Global Reinsurance	158	93	487	385
Life	74	66	193	164
Corporate	(63)	(60)	(163)	(158)

Total	$701	$504	$2,076	$1,967

Page 7/7